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The following is a transcript of a townhall for employees of TravelCenters of America Inc. (“TravelCenters”) that was conducted on February 17, 2023, with representatives of BP p.l.c. (“BP”) regarding the previously announced proposed acquisition of TravelCenters by BP pursuant to the Agreement and Plan of Merger dated as of February 15, 2023 (the “Merger Agreement”) by and among TravelCenters, Bluestar RTM Inc. and BP Products North America Inc. (“Parent”):

Jon Pertchik

Yes, we're live. Hey, everybody, everybody here, everybody out there. Welcome this morning. Friday. We had a big announcement yesterday and it's a big day. We have some important guests. Everybody can see our guests here or no, you don't have to do yet. Just want to make sure. OK, I'll introduce him in a few minutes. After first couple of things, I just wanted to say before I get into the excitement, some of what I have to go through today is sort of somewhat scripted. I'm going to try to go off script and stay on script a little bit. We're in a moment where we still have a proxy statement, meaning we have to put out some public stuff just like we're the public independent company like we've always been. So some Q&A we may not be able to indulge. Please understand that for now some of this will be a little more scripted than you might normally get used to with me so again, just understand that everybody, but because we are in this window where we haven't reported stuff publicly and frankly we still are an independent company and are going to be for some period of time. From now to closing and I'm going to get back to the fun stuff here in a second. Just some ground rules. So just I hope everybody understands that. I mean, I just want to be with all you guys and just talking from the cuffs and having fun. You got to be a little more tight today, so please indulge that.

So we announced yesterday that BP is buying TA and this will be a few month process. It's subject to regulatory oversight and a bunch of approvals and typical closing conditions and all that good stuff. So we're still not there yet. We're going to still run business as usual But BP is this little company. They've been around only double us 110 years, 65,000 employees. You guys probably know all this stuff 12,000 in the US. They're an awesome company. Through a process that's gone on for some period of time, early on in the process, I’ve felt they were the best fit culturally with us. They're going to make us bigger, stronger, better. And I personally couldn't be more excited about what the future. has in store for us, our team or people, it's just going to be really amazing. So first, before I introduce him, can we do what we kind of do sometimes when I go like this and then like this stuff like. These guys know. So on the count of three, we'll do start here and then go over here. TV! A! TV! A!

So this is a really exciting moment in our history and. by the way, I think some folks know in fact, I'm going to ask for a show of hands here and to see where Kerry is up front, where Kerry go? What are you doing back there, Kerry? Some folks here who here, all and other person right up here in front, who here received a paycheck in the past from BP and show of hands. Wow, we've got. I don't know, maybe twelve, fifteen, twenty people in the room and then again, it's a Friday. The turnout, it's not complete. We have a lot of folks hopefully raising their hands out in the field, so this is in a way full circle going kind of returning to the past, which is I think pretty neat.

So anyway, with that I couldn't be more excited about this. It's a great thing for our shareholders It's a great thing for our company. It's a great thing for our teams and the synergies and the combination and the cultural fit, their CEO, Bernard Looney has put them on a path really focused on and you can read it yourself. All the details on you on a path toward the future and the same way we've created ETA under Dean, Bushy and others who contribute to that We spent a lot of time in DC and otherwise and on this very area of alternative fuels and sustainable energy this combination will be, I think, really powerful with Bernard is really I think the most forward thinking person in this space in this industry and really putting BP and ultimately through this process and we get to closing us on a path to be really the leader of the future.

So with that we're going to introduce our friends here, but I'm going to try this other version, maybe using two different letters if you guys can help Came and after that I'll introduce them properly but this is how we first give a proper introduction. They came here on short notice they volunteered, Greg said. Hey, I want to come in and just visit with your folks and for him and he shared with me and I share as you all I mean culture and people I value tremendously. There's a company is a fictitious thing It's a made up legal construct. It's really a bunch of people with a common vision making small choices every day that lead either to success like we've had or failure so the fact that just If they just left right now They came from a distance. Greg has to fly out all the way back across the pond. Shortly after this, the fact that they're here alone I think speaks volumes in terms of how they value people and culture. So to give them a proper welcome if we can try two different letters, I'm not even say I’m going to be be silent. So you guys get the work going here. So yeah, count of three one over here and another over here. Ready B! P! B! P!

Greg Franks and Lisa Baylock, both from BP, of course the BP America's Great Franks is Senior Vice President of convenience and mobility. Lisa Blaylock is vice president of convenience and mobility and marketing of also BP Americas. And with that, if we can bring Greg up and maybe say a few words,

Greg Franks

Thanks Jon. Good morning everyone. Really really appreciate the opportunity to just come in and say hello to everybody It's great to be back near my hometown. I'm actually I'm actually from right up the road any of you are familiar with the Marblehead Peninsula or in Port Clinton? Yeah, I grew up right across the Bay, I could actually look out and see Cedar Point and all the season passes, all those summers and my friends on the maintenance team over at Cedar Point to with the give me the passes and stuff. And I just grew up in that park running around But yeah, I was there the whole probably until yeah, it was probably 21 until I got out of college and then my wife and I we moved 20 times since so one spot for the first half and then She just has her pay. We've just done nothing but move since but it is super great to be here with you and it was one way back in my hometown, so I will tell you I talked to Jon and I really Jon appreciate. Thank you for setting all this up. I called him the other day. Once it became pretty clear that we were heading in the right direction. It wasn't completely done. And I was actually in London when I called. I went over there, and we were working on all of this and I asked him if he wouldn't mind. I wanted to come back and be able to do this. I actually need to get back over there for something different, but I wanted to come back and at least come here today and tell you how excited we are really excited to bring this whole deal together and to start working with you.

What makes this great is all of you and I want you to understand that we are so excited about this company because of the capability, the leadership and the talent. And that's the part that we value. And we looked over what the journey that you've gone on and looked at what you've accomplished the last few years and it's just absolutely amazing So my hat is off to all of you, Jon you and your leadership team the whole team here and all the folks out in the field, I mean, I've been in retail for a long time, over 30 years. I was with Walmart for almost 2 decades and that was 7-11, eleven years prior to coming to BP. And I know that the difference is made in the stores and the sites that are made with the customers out in the field. So, the great the great team here backing everybody up and great team out there making a difference. So, what you're doing is amazing and I think that it's going to be a wonderful marriage pending regulatory approval. You got this thing. We call it, Lisa got it going again yesterday. We call it hashtag pending regulatory approval. Let's say that at the end of every line, because we want to make sure that we don't overstep so we know that there is a regulatory process or shareholder approval And as Jon said, technically actually we are still competitors until it all closes. And so anyway, somewhere, Penare, who's our legal council is smiling that I that I made those comments but assuming that all goes well and we get to the end and get through all these approvals, I think it's going to be wonderful, wonderful combination And I say that because what I've already said all the talent and capability that you bring and then I look across and I think about how these networks can work together and how much you’ve it's just been it's just been out there the last day or two.

So I don’t know how much about you know about BP, but we have a branded network across the US of 8000 sites mainly off highway. I think that's one of the things that's really interesting about this is we go out and we talk to customers, large customers and we're available to our everyday customer who's driving down the road and doesn't have a fuel contract or anything with us, any kind of commercial relationship. They find us today in their neighborhoods. We have business owners who have been with the with Pete, we said VP, but prior with our legacy brands that we've had a long-standing history with.

I mean, when I was a kid. I remember my dad going to Sohio every day and filling up. I still remember the gentlemen's name, had a very distinctive name and Owens Goins was his name and he was in a little Sohio station right across the bridge across the Bay and he come out there and he had the little coin changer you he come out there and he'd give my dad his coins back and so a long history there with Sohio and then with Amicos. We have customer leases that have been with us. I think we celebrated 1 customer over 90 years at our last convention and many in the 60–70-year range. So, we have these customers. we call them customers, but they're jobbers, branders and dealers and they make up this network and they and their teams are in their neighborhoods and their communities doing the things that matter. Making a difference in serving their communities and that's how the consumers. this is the way we refer to customers who come to the locations, that's how they experience them in off highway locations. Jon, I think what's really exciting here is we're going to be able to pending regulatory approval we're going to be able to, we're going to be able to go to customers large and small and say, hey, we're here for you on the highway and we're here for you in the neighborhoods. And I think that is going to make a really distinctive combination because there's no one else out there that's going to be able to do that. Aside from that, I love the fact that it's great in the here and now which is kind of what that's all about. But what I want to share with you too is that we see this as a 50 year plus investment. We see this as a very long-term engagement. Things are changing in the world. There is a transition going on

And Jon, you, you're lauded to the path. that BP is on to help the world through the energy transition. It's going in different places and different parts of the world, you know if you’re in Europe right now, the move toward EV charging, for example, where you've made interims there and congratulations on the great work that you’ve done with that. But it's moving at pace. Right now we have over 20,000 charge points in the world with a goal to get to 100,000. So we want to help lead the world to the energy transition and we want to make sustainable, resilient network for decades to come, we want the next generation of folks that work with and depend on this brand to know that they have a network that is going to be strong and viable, and it's going to be here. So it's fuel demand declines consumers are going to begin to look for other forms of energy and you recognize that you, you've gone down, that started down that path.

What I'm really excited about is we have, we have been looking for a way forward and how we want to how we want to help on this decarbonization journey in the US. Now, look, fuel is going to be foundational for years to come. I want to be clear about that. We love selling fuel and diesel is highly resilient. I mean, it's and the tonnage that's traveling the US highways is growing and is going to continue to grow for a very long time. And that's a great thing. That's the here and now and it's wonderful, but also the size of the sites that you have, nobody else is nobody else has that. And if you wanna come back and lean into what we call our transition growth engines, which is convenience, electric vehicle charging, biofuels, bio blending. So putting biol into diesel products that help decarbonize transport. RNG, renewable natural gas, and later down the road, hydrogen takes space, gotta have room to do that kind of stuff. So, love the fact that you're down going down that road, you down you got a lot of relationships, a lot of contracts in place. You're heading in that direction. So we don't know how all that's going to work out, but we know that we want to be. We want to support it and we want to get in and we want go on that journey with you. So we'll figure all that out in due time pending regulatory approval to get through it. Hopefully we'll figure it out together, but I think it's super exciting that we'll be able to, we will in the future be able to take care of customers when they come to locations agnostic of what their energy needs are. And that's part of our commitment and certainly something that makes us very excited for the future. So we love it in here now, absolutely love it for the future.

One other point that I wanted to make, and Jon, this was really the reason that I wanted to come is I want to make sure you understand where my head is on all this and where BP's is. I'm responsible, as Jon said, for mobility and convenience and the Americas- that's basically retail fuel, retail convenience, but when I say feel really retail energy, however, however, somebody wants to power their vehicle. So, we'll all be working very closely together and what I want you to know is that we are so humbled, we wanna listen. We wanna learn. We wanna understand your business. We wanna understand the way you go to market. We just really want to come in and listen and go on this journey with you. So these are always interesting times when something like this is announced, right? I mean, you go through this whole range, most human beings go through this range of emotion. They’re in shock and then evaluating all politics are local. What does this mean to me? Is this good? Is this bad?

And then go through this whole change process. As we work our way through that, I'm sensitive to and I understand that and I also want you to know that we're here as after we close. We’ll be here to listen, to learn and go on the journey together. So I really once we get past that point of closing, assuming, I really, I said assuming I really I really wanna encourage you to share your best thinking. Share your ideas with us and help us understand your business, help us understand the way you go to market, help us understand how we can better support because that's really what we want to do. I’ve done a lot of these mergers in my career and I know that when, I've seen it happen before, one side comes in and they think they know everything and then pretty soon they start making a bunch of really foolish mistakes. And then the other side gets disengaged. And then before you know it you're just bumbling into mediocrity and that's not what I'm interested in at all. I want us to be great and we're going to be great because we're going to listen to really talented folks like yourself. They're going to help guide us on that mission, so we'll be here to support.

Final point that I want to make is just coming back and wrapping up is our vision was in our Evans state 26:30 America's group here is to strengthen and grow our network and this is the next, we hope, as we close, this is the next step in that journey. We want to be stronger. I mean, right now, BP, we have the 7th largest convenience chain. Well, we are primarily selling fuel and this now gives us an opportunity to be on the highway, off the highway and to be able to serve future consumers’ energy needs, whatever they might be. And we are so excited about it.

So anyway, great job on your business. Amazing turnaround. Congrats to all the folks out there in the field making it happen and you've got world class truck services. I have been a consumer of your sites for many years as my family and I have, when the kids were little used to go on our multi state journeys and we would stop all the time. So I've watched and frankly ,competed against. at some points, your sights for many years and I've always been a fan and now I can't wait for the opportunity for us to join up and do something really exciting.

I've asked Lisa to join me and I'd love to give her a chance to come up and chat a little bit. Lisa is truly one of our rock stars. She's been such a help to me. I've only been with BP now less than two years. I was with ran the US system for 7 Elven prior to that and the when we went on this journey, I was asked to come over and help with that and Lisa has been a tremendous support. She's done everything.

I would list all the jobs that she's done in BP, but we would be here Monday and then you would miss your weekend. She has literally done everything, amazing commercial mind, amazing marketer and has been just a real advisor and helper of bringing me in and making sure all the silly mistakes that I might otherwise have made, she’s helped guide me through that so, but she's a fantastic leader and I would love to give her a chance to come up. Lisa, we were talking about this morning- you actually have some of the legacy touch points there because we've got a number of folks back in our office that actually, that actually remember the day that the transaction happened was at ‘70s? ’80? No, it's not my own transpose it and they remember it. So anyway at least they'll show about. But let me bring Lisa Blaylock up. She's our VP of Marketing.

Lisa Blaylock

[Inaudible]

Busy with other things, we couldn't be more excited to be here and so gracious. So I want to give a big, big call out to Carrie in the bank. Thank you for arranging everything for us today I really appreciate it.

I can say I’m not used to speaking at a podium, I'd like to engage in different ways so, but what I wanted to start with is just a little bit about me. So I find MVP for 18 years. and I've done a lot of roles across the traditional downstream. So I haven't been in the manufacturing side, the refining, but everything from the refinery gate out I have touched in some way over the 18 years. I actually started with a degree in accounting and finance. I worked for BMO for nine years in traditional accounting roles and I figured out after about six years, I wanted to do something different. And I had the great pleasure to meet the CFO of BP at the time and he recruited me and I cannot thank him enough for the opportunities that I've been given over the last 18 years. Just to share a little bit about the culture at bp, we truly care about our team members and we call them team members because it's a collective thought, the opinions the engagement, the challenge learning together, growing together, failing together, that really makes us successful to the point of business outcomes for our customers and our consumers. I've had the great pleasure to engage with TA for many, many years as our customer and our value customer. We have a great legacy we were reminiscing a little bit yesterday with the team. We have a handful of folks that are Sohio heritage as well and they couldn't be happier to engage pending regulatory approval with the team again. Our cultures are very similar. What I was really reminiscing a little bit after the conversation here with Jon, it's so similar. We think the same, your learning culture is the same as what we try to emulate everyday, and we are really excited about the opportunity, not so much about bringing the business together, but learning from you. You have a great passion and energy and relationship with a professional driver. And we want to step in and learn from the collective talent in the room and on the line. We are truly humbled for the opportunity, not only today to engage with the team, but the opportunity that we have in the future to learn and grow together. When you think of BP, we are a massive 60 + thousand folks across the world, but it is simple we care about each other, we care about our consumers that we serve every day. We actually call them ‘guests’ and we've learned that from one of our recent acquisitions of Thortons to truly respect the trusted relationship and the honor to serve our guest in our consumers and our customers every day. And we live that we breathe that and we put ourselves in the shoes of our customers we wanna be better tomorrow than we are today and we are constantly on the journey to do that.

I have the great pleasure today to lead the marketing team across 5 wonderful brands pending regulatory approval. I can't believe for the marriage of this brand and the excitement and the energy that this team has just in the moments that I've spent this morning is exactly the energy we need to collectively be successful in the future, integral careers, to grow relationships with each other, to service the end customer and the end of the day. When I think about the history that we have together, Sohio is an important part of our heritage. The midwest is at the heart of BP as well as Amoco, one of our beloved brands we just reintroduced in 2017 and I have the great pleasure to learn and grow together with my team every day and we reminisce about the good old days and how we take that capability, that energy and that passion to serve the energy and the mobility needs of our guests every day.

I'm here to answer any questions that you have about BP or what's on your mind from that lens. We look forward to the opportunity in the future to engage deeper with each and every one of you. I can't wait for the opportunity to know every name in this direction and please know pending regulatory approval out here to serve you at the end of the day, together we will win the collective energy and passion that you guys have and have had for many, many years. I want to learn from all of you.

So I truly appreciate everyone's time today. I couldn't be more excited to be in the Midwest. I actually just moved to Louisville, KY a couple months ago, so I'm also in a bit of a transition, but really looking forward to spending time with each of you and at the right time spending a lot of time with your teams, understanding how you were who you are, what matters, what passion points you have, and where you want to take your own career paths and that journey and how I can help each one of you. So, just thank you. Thank you for that invite today. Thank you for your willingness to spend time with us and thank you for who you are, individually as well as your business.

[ Inaudible ]

Jon Pertchik

In a moment, maybe we'll take some questions again please understand and indulge the fact that we will not be able to be as maybe open and transparent as I'd love to be at the right time, pending regulatory approval, thank you for that line, we will be able to be. So with that, maybe we'll take just a couple of questions that I may ask for some help depending. Let's see who we get.

[ Unidentified ]

Jon, we already got one question. Somebody would like to know when we will be able to engage with the BP team members?

Jon Pertchik

So, some of the engagement will begin, in some ways, has already begun. We will work very hard as two different teams into the late hours of the night just the other day and over the course of the next call and week or so, I really don't know, we haven't sort of put together a timeline or a scheduled per se. And obviously, and I'm not kidding about the pending regulatory approval, none of us are, but those processes will start to take place sort of on parallel with their early conversations that will begin with me and some others there and at time through this process. That may be a several month process and could be a lot longer, but in other typical circumstances it could be mid summer to maybe third quarter or something like that. During from now till then conversations that sort of the highest levels will begin and then we'll start to I assume bring in other parts of the company and other individuals here to start having conversations and engaging directly with the folks from BP.

Other folks, indulge- maybe I can’t answer certain things, certain things on your mind. The questions about BP? What's happening again will be is open, I'll be as open as I possibly can.

So we got it perfect? I’ve said it all? Anybody? Bueller? Bueller?

Over here yes, so two brands west of the Rockies, and then if you fly with me on a plane to the eastern Rockies, we have three brands today. So we have, BP, roughly speaking about 6600 locations, are BP. We reintroduced Amoco in 2017, and I'll give a little bit of context. The rationale there, roughly speaking about 525 Damico locations today, and then a little over a year ago about 18 months, we acquired Thorntons which is a convenience and fuel brand familiar in this particular area, and that brand has about 214 sites today and primarily in the Midwest and in the Southeast. From that perspective. So, we have five brands servicing different needs, different customer bases across the US today.

And, I couldn't be more excited in 2017 when we introduced Amoco for the second go round. When BP acquired Amoco, we kept the brand for many, many years on the street. And then we made the decision to consolidate brands. for all the right reasons at that point in time. So, we removed. Amoco over a number of years. And then we realized that the guest, or the consumer, and the beloved brand had a ton of equity still in the marketplace. So we consciously reintroduced Amoco across the Eastern Rockies footprint again. Our customers, our franchisees and our dealers are very, very excited to have Amoco back in the marketplace. So it's been a little bit of a journey from the lens of Amoco from that perspective, but it's a valued brand, has a significant amount of loyalty from the lens of that, and it is a fuel effort today from the lens of our portfolio brands. So hopefully that answers a little bit of the history and the rationale from that perspective.

Greg Franks

Just wanted to, just wanted to add one thing too. This is a business decision we already made, so I don’t mind saying this, so pending regulatory approval, assuming everything closes, we're absolutely committed to the TA brand and it’s not going anywhere. So, I just want to make that point really clear as well.

Jon Pertchik

Any more questions? No. Two questions. Should have again, right? [Inaudible]

This is all your fault. I’m pointing out there in California -- Ed Kirkwood, Debbie Shelton, if you're here somewhere now, hope you’re doing well over there. Mary McPherson, this is all your fault. Meaning, we created a tremendous amount of value and that's drawn in lots of folks and ultimately leading to this day, so give yourselves a round of applause. This is really about all of you the success we've had is why we’re here. It's really been what I want to end on. It's really about everybody here in the team. You've heard the principles and values – they’re very in line with us. Words like teammates and guests and culture, that's what BP values, and I think it means a lot that these folks showed up today. I think that speaks even louder than their words about how they view us, how they view, pending regulatory approval, a combination with us, so I hope that gives us comfort that what the future has in store is very bright for that combination subject to regulatory approval. So anyway, thanks everybody. Thank you both for showing up here today. We couldn't be more excited. Thanks to everybody here and out there for throughout borders across the country to otherwise thank you all for what you do and what you've done and what. brought us to this point. And I guess finally, I really should end on this note. It's still business as usual. We have a lot of butts to you know what as we keep going, we've been super successful. Let's not keep take our foot off the accelerator and let's just keep doing what we’ve been doing. And so thanks again everybody.

Additional Information and Where to Find It

This communication may be deemed solicitation material in respect of the proposed acquisition of TravelCenters of America Inc. (“TravelCenters”) by BP Products North America Inc. (“Parent”). This communication does not constitute a solicitation of any vote or approval. In connection with the proposed transaction, TravelCenters plans to file with the U.S. Securities and Exchange Commission (the “SEC”) and mail or otherwise provide to its stockholders a proxy statement regarding the proposed transaction. TravelCenters may also file other documents with the SEC regarding the proposed transaction. This document is not a substitute for the proxy statement or any other document that may be filed by TravelCenters with the SEC.

BEFORE MAKING ANY VOTING DECISION, TRAVELCENTERS’ STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS FILED BY TRAVELCENTERS WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE THEREIN BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTION BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION.

Any vote in respect of resolutions to be proposed at a TravelCenters stockholder meeting to approve the proposed transaction or related matters, or other responses in relation to the proposed transaction, should be made only on the basis of the information contained in TravelCenters’ proxy statement. Stockholders may obtain a free copy of the proxy statement and other documents TravelCenters files with the SEC (when available) through the website maintained by the SEC at www.sec.gov. TravelCenters makes available free of charge on its investor relations website at ir.intersectent.com copies of materials it files with, or furnishes to, the SEC.

The proposed transaction will be implemented solely pursuant to the Merger Agreement, which contains the full terms and conditions of the proposed transaction.

Participants in the Solicitation

TravelCenters and certain of its directors, executive officers and certain employees and other persons may be deemed to be participants in the solicitation of proxies from TravelCenters’ stockholders in connection with the proposed transaction. Security holders may obtain information regarding the names, affiliations and interests of TravelCenters’ directors and executive officers in TravelCenters’ Annual Report on Form 10-K for the fiscal year ended December 31, 2021, which was filed with the SEC on February 23, 2022, and its definitive proxy statement for the 2022 annual general meeting of stockholders, which was filed with the SEC on April 7, 2022. To the extent the holdings of TravelCenters’ securities by TravelCenters’ directors and executive officers have changed since the amounts set forth in TravelCenters’ proxy statement for its 2022 annual general meeting of stockholders, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Investors may obtain additional information regarding the interests of participants in the solicitation of proxies from TravelCenters’ stockholders in connection with in the proposed transaction, which may, in some cases, be different than those of TravelCenters’ stockholders generally, by reading the proxy statement relating to the proposed transaction when it is filed with the SEC and other materials that may be filed with the SEC in connection with the proposed transaction when they become available. These documents (when available) may be obtained free of charge from the SEC’s website at www.sec.gov and the investor relations page of the TravelCenters’ website at https://investors.ta-petro.com/.

 Forward-Looking Statements

This communication contains “forward-looking statements,” including statements containing the words “expect,” “intend,” “plan,” “believe,” “will,” “should,” “would,” “could,” “may,” and words of similar meaning, as well as other words or expressions referencing future events, conditions or circumstances. Statements that describe or relate to Parent’s or TravelCenters’ plans, goals, intentions, strategies, or financial outlook, and statements that do not relate to historical or current fact, are examples of forward-looking statements. Examples of forward-looking statements include, without limitation, Parent’s expected areas of focus to drive growth and create long-term shareholder value; the effect of the announcement of the proposed transaction on the ability of TravelCenters to retain and hire key personnel and maintain relationships with customers, suppliers and others with whom TravelCenters does business, or on TravelCenters operating results and business generally; risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the proposed transaction; the outcome of any legal proceedings related to the proposed transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement, including circumstances requiring a party to pay the other party a termination fee pursuant to the Merger Agreement; the ability of the parties to consummate the proposed transaction on a timely basis or at all; the satisfaction of the conditions precedent to consummation of the proposed transaction, including the ability to secure regulatory approvals on the terms expected, at all or in a timely manner; the ability of Parent to implement its plans, forecasts and other expectations with respect to its business after the completion of the proposed transaction and realize expected benefits; business disruption following the proposed transaction. Forward-looking statements are not guarantees of future performance, and there are a number of important factors that could cause actual outcomes and results to differ materially from the results contemplated by such forward-looking statements, including those factors listed in the section entitled “Risk Factors” in Item 1A of TravelCenters’ Annual Report on Form 10-K filed with the SEC on February 23, 2022, and those factors detailed from time to time in TravelCenters’ other SEC reports including quarterly reports on Form 10-Q and current reports on Form 8-K. TravelCenters does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.